Exhibit 10.3

Offer to Purchase for Cash Any and All of Its Outstanding
11.50% Senior Secured Notes due 2016 (CUSIP No. 38211PAA7)
of
Good Sam Enterprises, LLC

The Tender Offer (as defined below) will expire at 11:59 p.m., New York City time, on December 4, 2013, unless extended by us in our sole discretion (such time and date, as the same may be extended, the “Expiration Date”). In order to be eligible to receive the Early Tender Payment (as defined below) for your Notes (as defined below) that is shown in the table at the bottom of this page, you must properly tender and not withdraw your Notes prior to 5:00 p.m., New York City time, on November 19, 2013, unless extended by us in our sole discretion (such time and date, as the same may be extended, the “Early Tender Deadline”). Holders must validly tender their Notes prior to the Expiration Date in order to receive the Tender Offer Consideration (as defined below). Tendered Notes may be withdrawn in accordance with the terms of the Tender Offer prior to 5:00 p.m., New York City time, on November 19, 2013 (the “Withdrawal Deadline”), but not thereafter, other than as required by applicable law, unless such time is extended by us in our sole discretion. The Tender Offer is subject to certain conditions, including the Financing Condition described under “Conditions to the Consummation of the Tender Offer.”

Good Sam Enterprises, LLC, a Delaware limited liability company (“GSE,” the “Company,” “we,” “us” or “our”), is offering to holders (each a “Holder” and collectively the “Holders”) of our outstanding 11.50% Senior Secured Notes due 2016 (the “Notes”) to purchase for cash, using the net proceeds of the Financing Transactions (as defined below), any and all Notes on the terms and subject to the conditions set forth in this Offer to Purchase (as amended or supplemented from time to time, this “Offer to Purchase”), including the Financing Condition (as defined below), and the accompanying Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”). We refer to the offer to purchase the Notes as the “Tender Offer.” We currently intend to satisfy and discharge the Indenture (as defined below) in accordance with its terms on the Early Settlement Date (as defined below) by depositing the redemption price in trust.

The consideration for the Notes validly tendered and not validly withdrawn pursuant to this Offer to Purchase (the “Tender Offer Consideration”) is $1,042.75 per $1,000 principal amount of the Notes. Subject to the terms and conditions set forth in this Offer to Purchase, we are also offering to pay to each Holder who validly tenders its Notes on or prior to the Early Tender Deadline and does not validly withdraw its Notes an amount in cash (the “Early Tender Payment”) equal to $50.00 per $1,000 principal amount of Notes tendered and accepted by us for payment in the Tender Offer. Holders who validly tender and do not validly withdraw their Notes on or prior to the Withdrawal Deadline, and whose Notes are accepted for payment by us, will receive the Tender Offer Consideration and the Early Tender Payment (together, the “Total Consideration”), or $1,092.75. Holders who validly tender and do not validly withdraw their Notes on or prior to the Expiration Date, but after the Early Tender Deadline, and whose Notes are accepted for payment by us, will receive the Tender Offer Consideration only. Holders will receive accrued and unpaid interest in respect of their purchased Notes up to, but not including, the applicable Settlement Date (as defined below) for all of their Notes that we accept for purchase in the Tender Offer.

The following table summarizes the material pricing terms for the Early Tender Payment, Tender Offer Consideration and Total Consideration, respectively, for each $1,000 principal amount of Notes.

CUSIP No.	Outstanding Principal Amount	Title of Security	Tender Offer Consideration	Early Tender Payment	Total Consideration
38211PAA7	$325,574,000	11.50% Senior Secured Notes due 2016	$1,042.75	$50.00	$1,092.75

The Dealer Manager for the Tender Offer is:

Goldman, Sachs & Co.

The date of this Offer to Purchase is November 5, 2013

Notes tendered may be validly withdrawn at any time prior to the Withdrawal Deadline, but not thereafter (except in certain limited circumstances where additional withdrawal rights are required by law). Notes tendered after the Withdrawal Deadline may not be validly withdrawn at any time (except in certain limited circumstances where additional withdrawal rights are required by law). We may extend the Withdrawal Deadline or Early Tender Deadline at any time, unless such action is prohibited by applicable law.

Holders who validly tender their Notes prior to the Early Tender Deadline, and do not validly withdraw their Notes prior to the Withdrawal Deadline, will receive the Early Tender Payment in addition to the Tender Offer Consideration, subject to our acceptance of their Notes for purchase. Holders who validly tender their Notes after the Early Tender Deadline, but on or prior to the Expiration Date, will receive the Tender Offer Consideration if we accept their Notes for purchase but will not be entitled to receive the Early Tender Payment. Holders who do not tender their Notes prior to the Expiration Date will not receive the Tender Offer Consideration or the Early Tender Payment. In the event that the Tender Offer is terminated or otherwise not completed, no amounts will be paid or become payable to Holders of the Notes who have validly tendered their Notes in connection with the Tender Offer, and all tendered Notes will be returned promptly.

All Notes accepted for payment in the Tender Offer will cease to accrue interest on the Early Settlement Date or Final Settlement Date, as applicable, unless the Company defaults in the payment of amounts payable pursuant to the Tender Offer. All Notes not tendered or accepted for payment shall continue to accrue interest.

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, Notes validly tendered (and not validly withdrawn prior to the Withdrawal Deadline) pursuant to the Tender Offer is subject to, and conditioned upon, the satisfaction or, where applicable, waiver by the Company of the conditions set forth under “Conditions to the Consummation of the Tender Offer,” including, without limitation, the Financing Condition. If Notes are accepted for purchase on the Early Settlement Date (as defined below), the Company’s obligation to accept for purchase, and to pay for, all other Notes validly tendered on or prior to the Expiration Date shall be conditioned only upon satisfaction of clause (b)(i) of the General Conditions (as defined below).

WITHDRAWAL OF TENDERS	17

CONDITIONS TO THE CONSUMMATION OF THE TENDER OFFER	17

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	20

THE DEALER MANAGER AND THE INFORMATION AGENT AND TENDER AGENT	28

NOTICE TO HOLDERS

Any Holder desiring to tender Notes should either (a) tender through the Depository Trust Company (“DTC”) pursuant to its Automated Tender Offer Program (“ATOP”), (b) request the Holder’s custodian to effect the transaction or (c) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Information Agent and Tender Agent, and deliver the certificates for the tendered Notes to the Information Agent and Tender Agent (or transfer such Notes pursuant to the book-entry transfer procedures described herein). A Holder with Notes held through a custodian must contact that custodian if such Holder desires to tender those Notes and promptly instruct such custodian to tender such Notes on its behalf. See “Procedures for Tendering Notes.” Please note that if Notes are held by a custodian, the custodian may have an earlier deadline for tendering Notes pursuant to the Tender Offer than the Early Tender Deadline or Expiration Date, as applicable.

Neither Goldman, Sachs & Co. (the “Dealer Manager”) nor D.F. King & Co., Inc. (the “Information Agent and Tender Agent”) have authorized any other person to provide you with any information other than that contained or incorporated by reference in this Offer to Purchase. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Dealer Manager are making an offer to purchase the Notes in any jurisdiction where the offer or purchase is not permitted. You should assume the information appearing in this Offer to Purchase is accurate only as of the date on the front cover page hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

This Offer to Purchase and the accompanying Letter of Transmittal contain important information that should be read in its entirety before any decision is made with respect to the Tender Offer.

This Offer to Purchase is based on information provided by us and other sources we believe to be reliable. None of the Information Agent and Tender Agent, the Dealer Manager, the Trustee (as defined below), or the Collateral Agent (as defined below) makes any representation or warranty that this information is accurate or complete, and none of them is responsible for this information. We have summarized portions of the Indenture (as defined below) and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this Offer to Purchase. In making a decision whether or not to participate in the Tender Offer, you must rely on your own examination of our business and the terms of the Tender Offer, as well as the Notes, including the merits and risks involved.

Any questions regarding the terms of the Tender Offer may be directed to the Dealer Manager. Requests for additional copies of documentation related to the Tender Offer, requests for copies of the Indenture and any questions or requests for assistance in tendering may be directed to the Information Agent and Tender Agent. Their respective contact information appears on the back cover page of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Tender Offer.

We reserve the right to terminate or extend the Tender Offer if any condition of the Tender Offer is not satisfied or waived by us and otherwise to amend the Tender Offer in any respect. If

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we amend a condition to the Tender Offer, we will give such notice of the amendment as may be required by applicable law. The foregoing rights are in addition to our right to delay acceptance for payment of Notes tendered under the Tender Offer.

This Offer to Purchase has not been filed with or reviewed by the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offense.

This Offer to Purchase does not constitute an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation under applicable securities or “blue sky” laws. Neither the delivery of this Offer to Purchase nor any purchase of Notes shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof, or that there has been no change in the information set forth herein or in any attachments hereto or in the Company or any of our subsidiaries or affiliates since the date hereof.

The Notes are redeemable, as of the date hereof, at a redemption price equal to 108.625% of the principal amount of the Notes to be redeemed. We currently intend to satisfy and discharge the Indenture in accordance with its terms on the Early Settlement Date by depositing the redemption price in trust.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Information Agent and Tender Agent, the Trustee, the Collateral Agent or the Dealer Manager.

The Company expressly reserves the absolute right, in its sole discretion, from time to time, to purchase any Notes after the Tender Offer through open market or privately negotiated transactions, through one or more additional tender or exchange offers, by redemption under the terms of the Indenture or otherwise, in each case upon terms that may or may not differ materially from the terms of the Tender Offer. See “Certain Considerations—Subsequent Acquisitions of Notes.”

NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT AND TENDER AGENT, THE TRUSTEE OR THE COLLATERAL AGENT MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFER.

Holders of the Notes should take note of the following dates:

Date	Calendar Date and Time	Event
Early Tender Deadline	5:00 p.m., New York City time, on November 19, 2013, unless extended by the Company.	The last day and time for Holders to tender Notes in order to qualify for the Total Consideration, which includes the payment of the Early Tender Payment and the Tender Offer Consideration.

Withdrawal Deadline	5:00 p.m., New York City	The last day and time for

Date	Calendar Date and Time	Event
time, on November 19, 2013, unless extended by the Company.

Holders to validly withdraw tenders of Notes. If tenders are validly withdrawn prior to the Withdrawal Deadline, the Holder will no longer be eligible to receive the Total Consideration on the Early Settlement Date (unless such Holder validly retenders such Notes before the Withdrawal Deadline).

Early Acceptance Date	Subject to the terms and conditions of the Tender Offer, promptly following the Early Tender Deadline.	The date on which we intend to accept for purchase all Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline.

Early Settlement Date	Subject to the terms and conditions of the Tender Offer, on or promptly following the Early Acceptance Date (expected to be on or about November 20, 2013).

The date on which we will deposit with DTC the amount of cash necessary to pay each Holder of such Notes accepted for purchase as of the Early Acceptance Date the Total Consideration and accrued interest in respect of such Notes.

Expiration Date	11:59 p.m., New York City time, on December 4, 2013, unless extended by the Company. In the case of extension, the Expiration Date will be such other date and time as so extended.

The last day and time for Holders to tender Notes in order to qualify for the payment of the Tender Offer Consideration on the Final Settlement Date, an amount that will not include the Early Tender Payment.

Final Acceptance Date	Subject to the terms and conditions of the Tender Offer, promptly following the Expiration Date.	The date on which we intend to accept for purchase all Notes validly tendered subsequent to the Early Tender Deadline and not validly withdrawn at or prior to the Expiration Date.

Date	Calendar Date and Time	Event
Final Settlement Date	On or promptly following the Final Acceptance Date and the satisfaction or waiver of the conditions to the consummation of the Tender Offer (expected to be on or about December 5, 2013).

The date on which we will deposit with DTC the amount of cash necessary to pay each Holder of Notes accepted for purchase in respect of any Notes tendered after the Early Tender Deadline and on or prior to the Expiration Date and accepted by the Company for payment the Tender Offer Consideration and accrued interest in respect of such Notes.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public from the SEC’s website at http://www.sec.gov. The public may read and copy any materials that we filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These reports do not constitute a part of this Offer to Purchase, and we are not incorporating by reference any of the reports that we file with the SEC or send to our shareholders.

In addition, pursuant to the Indenture governing the Notes, we have agreed that, subject to certain exceptions described therein, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, we will furnish to the trustee and the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC of Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operation and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountant and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”).

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward- looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. All statements in this document that are not statements of historical fact are forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the following cautionary statements.

In addition to the risks and uncertainties included in this Offer to Purchase, other factors that could cause our actual results or actual outcomes to differ materially from those expressed in or implied by such forward-looking statements include, but are not limited to:

•                  we depend on our ability to attract and retain active members in our membership clubs and our failure to do so in accordance with our expectations in the future could have an adverse impact on our business;

•                  we depend on our relationships with third party providers of products and services and a disruption of these relationships or of these providers’ operations could have an adverse effect on our business and results of operations;

•                  our business could be adversely affected by deteriorating general economic conditions or any decrease in disposable income spent on leisure merchandise and activities by consumers;

•                  we are subject to varying degrees of federal, state and local regulations which may affect our operations;

•                  increases in paper costs, postage costs and shipping costs may have an adverse impact on our future financial results;

•                  if we are not able to compete effectively within the markets in which we operate, which are serviced by companies with significantly greater resources than ours, then our business, financial condition and results of operations could be harmed;

•                  the interests of the holders of our debt instruments, including the Notes, may conflict with the interests of our principal owner and the interests of our directors or executive officers that have relationships with certain of our affiliates or other companies;

•                  if we are unable to retain senior executives and attract and retain other qualified employees, our business might be adversely affected;

•                  we must successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends or our operating results could suffer;

•                  reliance on our management information systems and electronic data processing systems exposes us to potential risks;

•                  we primarily rely on two fulfillment and distribution centers for our retail, Internet and catalog businesses, and if there is a natural disaster or other serious disruption at either facility, we may be unable to deliver merchandise effectively to our stores or consumers;

•                  if we are unable to maintain the leases for our store locations (all of which are leased) or locate alternative sites for our stores in our target markets and on terms that are acceptable us, our net revenues and profitability could be adversely affected;

•                  we may be unable to enforce our intellectual property rights and we may be accused of infringing intellectual property rights of third parties which could adversely affect our business;

•                  we may be subject to product liability claims if people or property are harmed by the products we sell;

•                  failure to protect the integrity and security of our customers’ information could expose us to litigation and materially damage our reputation;

•                  our failure to comply with certain environmental regulations could adversely affect our business;

•                  we may be named in litigation, which may result in substantial costs and divert management’s attention and resources; and

•                  our substantial debt could adversely affect our financial health.

When used in this Offer to Purchase the words “anticipate”, “believe”, “intend”, “estimate”, “project”, “forecast”, “plan”, “potential”, “will”, “may”, “should”, “expect” and similar terms and phrases reflect forward-looking statements. Such statements reflect our current views and assumptions and all forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These factors could affect our future financial results. We caution readers of this Offer to Purchase not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

SUMMARY

The following summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase and the Letter of Transmittal.

The Company	Good Sam Enterprises, LLC, a Delaware limited liability company (“GSE,” the “Company,” “we,” “us” or “our”).

The Notes

The Company’s 11.50% Senior Secured Notes due 2016 (CUSIP No. 38211PAA7). The Notes were issued under an Indenture dated as of November 30, 2010 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company (successor to Affinity Group, Inc., a Delaware corporation), the guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

Purpose of the Tender Offer

The purpose of the Tender Offer is to acquire any and all of the outstanding Notes. We currently intend to satisfy and discharge the Indenture in accordance with its terms on the Early Settlement Date by depositing the redemption price in trust. See “Purpose and Background of the Tender Offer.”

The Tender Offer

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, any and all of the outstanding Notes validly tendered prior to the Expiration Date and not validly withdrawn prior to the Withdrawal Deadline. Each Holder should read the discussion in the section entitled “The Tender Offer” for further information regarding the Tender Offer.

Early Tender Deadline

Our offer to pay the Early Tender Payment in addition to the Tender Offer Consideration will expire at 5:00 p.m., New York City time, on November 19, 2013. We have the right to extend the Early Tender Deadline in our sole discretion.

Early Acceptance Date

Subject to the terms and conditions of the Tender Offer, we intend to accept for purchase all Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline promptly following the Early Tender Deadline (the “Early Acceptance Date”).

Early Settlement Date

The Early Settlement Date will be a date on or promptly following the Early Acceptance Date on which the Company accepts for payment, pursuant to the Tender Offer, Notes that are validly tendered, and not validly withdrawn, on or prior to the Early Tender Deadline (the “Early Settlement Date”). The Early Settlement Date

is expected to be on or around November 20, 2013.

Withdrawal Deadline

The last time and day for Holders to validly withdraw tenders of the Notes is 5:00 p.m., New York City time, on November 19, 2013. We have the right to extend the Withdrawal Deadline in our sole discretion.

Withdrawal Rights

Tenders of Notes may be withdrawn at any time before the Withdrawal Deadline, but not thereafter, by following the procedures described herein. Any Notes tendered prior to the Withdrawal Deadline that are not validly withdrawn prior to that time may not be withdrawn thereafter, and any Notes tendered after the Withdrawal Deadline and prior to the Expiration Date may not be withdrawn, except, in each case, in certain limited circumstances where additional withdrawal rights are required by law.

Expiration Date	The Tender Offer will expire at 11:59 p.m., New York City time, on December 4, 2013. We have the right to extend the Tender Offer in our sole discretion.

Final Acceptance Date

Subject to the terms and conditions of the Tender Offer, we intend to accept for purchase all Notes validly tendered subsequent to the Early Tender Deadline and not validly withdrawn prior to the Expiration Date promptly following the Expiration Date (the “Final Acceptance Date”).

Final Settlement Date

The Final Settlement Date will be a date on or promptly following the Final Acceptance Date on which the Company accepts for payment, pursuant to the Tender Offer, Notes which are validly tendered after the Early Tender Deadline and on or prior to the Expiration Date (the “Final Settlement Date” and together with the Early Settlement Date, the “Settlement Dates”; and each, individually, a “Settlement Date”). The Final Settlement Date is expected to be on or around December 5, 2013.

Total Consideration	The Total Consideration is the sum of the Tender Offer Consideration and the Early Tender Payment, or $1,092.75.

Tender Offer Consideration	The Tender Offer Consideration for each $1,000 principal amount of Notes validly tendered prior to the Expiration Date and accepted for payment pursuant to the Tender Offer is $1,042.75.

Accrued Interest

If your Notes are accepted for purchase you will also receive accrued and unpaid interest from the last interest payment date on the Notes (which was June 1, 2013) up to, but not including, the applicable Settlement Date.

Early Tender Payment

In addition to the Tender Offer Consideration, each Holder that validly tenders its Notes (and does not validly withdraw its Notes) prior to the Early Tender Deadline also will be entitled, subject to the satisfaction or waiver of the conditions to the consummation of the Tender Offer, to an Early Tender Payment in the amount of $50.00 per $1,000 principal amount of Notes tendered and accepted by us for purchase in the Tender Offer.

Conditions to the Tender Offer

Our obligation to complete the Tender Offer is subject to and conditioned upon satisfaction of (i) the Financing Condition, and (ii) the General Conditions (as these terms are defined under “Conditions to the Consummation of the Tender Offer”), although we may waive any of these conditions in our sole discretion. We also reserve the right to terminate or extend the Tender Offer if any condition to the Tender Offer is not satisfied and to amend the Tender Offer in any respect subject to applicable law.

Source of Funds

The Total Consideration and the costs and expenses of the Tender Offer are expected to be paid with the net proceeds of the Financing Transactions. The Tender Offer is conditioned upon, among other things, the completion of the Financing Transactions as described under “Conditions to the Consummation of the Tender Offer,” and no assurance can be given that the Financing Transactions will be completed. See “Description of the Financing Transactions.”

Procedures for Tendering Notes

Each Holder who wishes to accept the Tender Offer must comply with the procedures for tendering Notes described under “Procedures for Tendering Notes.” For help with tendering Notes, contact the Information Agent and Tender Agent at one of its telephone numbers set forth on the back cover page of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Acceptance of Notes and Delivery of Cash Payment

If all of the applicable conditions to the Tender Offer are satisfied or waived by the Company, we will accept, after the Early Tender Deadline or the Expiration Date, as the case may be, any and all Notes for purchase that, at such time, have been validly tendered (and not validly withdrawn) in the Tender Offer. We will deliver the Total Consideration or Tender Offer Consideration on the Early Settlement Date or Final Settlement Date, as applicable. Each Holder that has validly tendered Notes prior to the Early Tender Deadline, and not validly withdrawn prior to the Withdrawal Deadline, will receive the Total Consideration in respect of those Notes, which includes the Tender Offer Consideration and the Early Tender Payment, on the Early Settlement Date. Each Holder that has validly tendered Notes after the Early Tender Deadline, but prior to the Expiration Date, will be entitled to receive the Tender Offer Consideration only on the Final Settlement Date and will not receive the Early Tender Payment.

Tax Considerations	See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax consequences of the Tender Offer. Each beneficial owner of a Note is urged to consult its own tax advisor about the tax consequences of the Tender Offer as they apply to such beneficial owner’s individual circumstances.

Certain Considerations	For a discussion of certain factors that each Holder should consider in connection with the Tender Offer, see “Certain Considerations.”

Dealer Manager	Goldman, Sachs & Co. is serving as Dealer Manager for the Tender Offer. Its address and telephone number are set forth on the back cover page of this Offer to Purchase.

Information Agent and Tender Agent	D.F. King & Co., Inc. is acting as Information Agent and Tender Agent for the Tender Offer. Its address and telephone number are set forth on the back cover page of this Offer to Purchase.

Trustee	The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture.

Collateral Agent	The Bank of New York Mellon Trust Company, N.A. is the Collateral Agent under the Indenture.

Fees and Expenses

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Dealer Manager, the Information Agent and Tender Agent or the Company or, except as indicated in the instructions to the Letter of Transmittal, to pay transfer taxes with respect to the purchase of their Notes; however, such Holders may be obligated to pay commissions to their own brokers or other agents. The Company will pay all other reasonable charges and expenses in connection with the Tender Offer.

Additional Documentation; Further Information

Any questions regarding the terms of the Tender Offer may be directed to the Dealer Manager. Requests for additional copies of documentation related to the Tender Offer, requests for copies of the Indenture or any documents incorporated by reference into this Offer to Purchase and any questions or requests for assistance in tendering may be directed to the Information Agent and Tender Agent. Their respective contact information appears on the back cover page of this Offer to Purchase. Holders of Notes may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Tender Offer.

OUR COMPANY

We are a wholly-owned subsidiary of Affinity Group Holding, LLC, a privately-owned limited liability company. We are a leading direct marketer, specialty retailer and publisher targeting North American recreational vehicle (“RV”) owners and outdoor enthusiasts. Our core audience is the estimated 30 million RV enthusiasts in North America and the approximately nine million households in North America that own at least one RV. Our unique business model is based on “affinity marketing,” in which our membership club members and retail customers form a receptive audience to which we sell products, services, merchandise and publications targeted to their specific recreational interests. Our long operating history dates back approximately 75 years with our publishing businesses and our Good Sam Club dates back 46 years. This long history has enabled the development of a rich database of approximately ten million RV enthusiasts who have purchased our products or services, subscribed to our publications or have otherwise indicated an interest in the RV lifestyle.

We operate through three complementary business segments that together provide the most comprehensive product and service suite to the RV and outdoor enthusiast market:

•                  Membership Services:

•                  Membership Clubs:  Our membership clubs represent approximately 7%, 9%, and 9% of revenues for 2012, 2011 and 2010, respectively. We operate two membership clubs totaling approximately 1.3 million club members, including the largest club in the RV market - Good Sam Club, and Coast to Coast Club. These clubs represents some of the most recognizable brands within the RV community and offers a wide variety of potential discounts and benefits, the average estimated value of which significantly exceeds the cost of membership. The Good Sam Club and the Camping World President’s Club were combined effective January 1, 2012 under the name Good Sam Club, providing greater member benefits, less brand confusion and lower renewal cost.  Our membership clubs have experienced an average five year retention rate of approximately 74%.

•                  Ventures:  Our membership services segment includes ventures with third party providers which represent approximately 22%, 21% and 22% of revenues for 2012, 2011 and 2010, respectively. Our club members, retail customers and publication subscribers form a receptive audience for us to offer our safety, finance and security products and services that enhance the RV experience, including (i) roadside assistance services (“RA”), (ii) property and casualty insurance programs, (iii) mechanical breakdown insurance through our extended service plans (“ESP”), (iv) vehicle financing, (v) credit cards and (vi) emergency assistance services. We have limited liability exposure, as the majority of our products and services are provided by third parties who pay us a marketing fee. Our products and services generate significant value, with an average renewal rate of 81% over the last five years.

•                  Retail:  Our retail segment, Camping World, represents approximately 63%, 59%, and 57% of revenues for 2012, 2011, and 2010, respectively. With a nationwide footprint of 93 Camping World retail and service stores in 32 states, we are the only national specialty retailer of aftermarket parts and accessories and the largest national provider of repair and maintenance services exclusively serving the North American RV industry. We believe that Camping World’s leading position in the RV accessory industry results from a high level of brand recognition, an effective triple channel distribution strategy (stores, catalogs and online) that allows us to reach our customers at home or on the road, and a commitment to offer a broad selection of specialized RV products and services combined with technical assistance and on-site installation.

•                  Membership Services - Media:  Our membership services -media segment represents approximately 8%, 11% and 12% of revenues for 2012, 2011, and 2010, respectively. Through our publications and consumer events, the Membership Services - Media segment helps create awareness of our brand in the RV community, attracts RV enthusiasts and owners and builds our customer database. We publish and distribute 18 specialty publications for select markets in the recreation and leisure industry, including general circulation periodicals, club magazines, campground directories, and RV industry trade magazines, with aggregate circulation of approximately 2.6 million and approximately 700,000 paid subscribers. In addition, we operate more than 40 websites, primarily as companion sites to print publications that offer more detailed reference information. We believe that the targeted audience of each of our publications is an important factor in attracting advertisers, which include manufacturers of RVs and RV-related products, campground operators and large national RV dealerships as well as manufacturers of power sports vehicles and accessories. We also operate 26 consumer outdoor recreation shows at 23 venues in 19 cities, which are primarily RV, boat and sport shows. The total audience of RV, boating, powersports and outdoor recreation enthusiasts who attend our shows is approximately 250,000 annually.

Good Sam Enterprises, LLC is a Delaware limited liability company, and our principal executive offices are located at 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069. The telephone number for our principal executive offices is (847) 229-6720. Our website address is www.campingworld.com. The information on our website is not deemed to be part of this Offer to Purchase.

THE TENDER OFFER

You should carefully consider the risks and uncertainties described below and other information included in this Offer to Purchase before you decide to tender your Notes in the Tender Offer.

We hereby offer, upon the terms and subject to the conditions set forth in this Offer to Purchase (including the accompanying Letter of Transmittal), to purchase for cash any and all of the outstanding Notes that are validly tendered (and not validly withdrawn) prior to the Expiration Date, for the consideration described below. Holders validly tendering Notes after the Early Tender Deadline and on or prior to the Expiration Date will only be eligible to receive the Tender Offer Consideration, namely the Total Consideration less the Early Tender Payment. In addition, accrued and unpaid interest up to, but not including, the applicable Settlement Date for the Notes accepted for purchase will be paid.

Neither the Company nor its Board of Directors (the “Board”) is making any recommendation to the Holders as to whether to tender or refrain from tendering all or any portion of the Notes in the Tender Offer. Each Holder must decide whether to tender Notes, and, if tendering, the principal amount of Notes to tender. The Holders are urged to review carefully all of the information contained in this Offer to Purchase and the Letter of Transmittal, and to obtain current market quotations for the Notes.

Total Consideration and Tender Offer Consideration

The Tender Offer Consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Tender Offer prior to the Expiration Date is $1,042.75. Holders will also receive accrued and unpaid interest up to, but not including, the Early Settlement Date or Final Settlement Date, as applicable, for all of their Notes that we accept for purchase in the Tender Offer. Holders who tender their Notes prior to the Early Tender Deadline and do not validly withdraw their Notes prior to the Withdrawal Deadline also will be eligible to receive the Early Tender Payment in the amount of $50.00 per $1,000 principal amount of Notes. The Total Consideration for each $1,000 principal amount of Notes being tendered pursuant to the Tender Offer (and not validly withdrawn prior to the Withdrawal Deadline) prior to the Early Tender Deadline will equal the Tender Offer Consideration plus the Early Tender Payment, or $1,092.75. Notes may be tendered and accepted for payment only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who do not tender all of their notes should ensure that they retain a principal amount of notes amounting to at least the minimum authorized denomination equal to $2,000 principal amount. Our obligation to accept Notes that are tendered is subject to the conditions described below under “Conditions to the Consummation of the Tender Offer.”

All Notes accepted for payment in the Tender Offer will cease to accrue interest on the Early Settlement Date or Final Settlement Date, as applicable, unless the Company defaults in the payment of amounts payable pursuant to the Tender Offer.

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Dealer Manager, the Information Agent and Tender

Agent or the Company or, except as indicated in the instructions to the Letter of Transmittal, to pay transfer taxes with respect to the purchase of their Notes; however, such Holders may be obligated to pay commissions to their own brokers or other agents. The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to Holders and in handling or forwarding tenders of Notes by their customers.

We reserve the right, in our sole discretion, from time to time during or after the Tender Offer, to purchase any Notes that are not tendered or accepted in the Tender Offer through open market or privately negotiated transactions, through one or more additional tender or exchange offers, by redemption under the terms of the Indenture or otherwise, in each case upon terms that may or may not differ materially from the terms of the Tender Offer. See “Certain Considerations—Subsequent Acquisitions of Notes.”

Early Tender Payment

If you desire to tender your Notes pursuant to the Tender Offer and to receive the Tender Offer Consideration and the Early Tender Payment, you are required to tender (and not validly withdraw) your Notes prior to the Early Tender Deadline. If your Notes are not validly tendered pursuant to the Tender Offer prior to the Early Tender Deadline, or your Notes are so tendered but validly withdrawn and not validly re-tendered prior to the Early Tender Deadline, you will not receive the Early Tender Payment.

Tenders of Notes made pursuant to the Tender Offer at any time prior to the Withdrawal Deadline may be validly withdrawn by following the procedures described herein. See “Withdrawal of Tenders.” Any Notes tendered prior to the Early Tender Deadline that are not validly withdrawn prior to the Withdrawal Deadline may not be withdrawn thereafter, except in certain limited circumstances where additional withdrawal rights are required by law. If you validly withdraw previously tendered Notes, you will not receive the Tender Offer Consideration or the Early Tender Payment, unless such Notes are re-tendered prior to the Early Tender Deadline (in which case you will be eligible to receive the Total Consideration) or after the Early Tender Deadline but prior to the Expiration Date (in which case you will be eligible to receive the Tender Offer Consideration only). Any Notes tendered prior to the Withdrawal Deadline and not validly withdrawn prior to the Withdrawal Deadline, and any Notes tendered after the Withdrawal Deadline, may not be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law.

Source and Amount of Funds

The Company estimates that it would need approximately $355.8 million to purchase all Notes that are outstanding for purposes of the Tender Offer (excluding accrued interest and fees and expenses in connection with the Tender Offer), assuming that all outstanding Notes are validly tendered (and not validly withdrawn) prior to the Early Tender Deadline and that the Total Consideration equals $1,092.75 per $1,000 principal amount of Notes. The Company expects to use newly obtained debt financing to fund the purchase or redemption, as the case may be, of the Notes, and pay related fees and expenses of the Tender Offer. Entry into and availability of initial funds from the new senior secured loan facility, is a condition to the completion of the Tender Offer. See “Description of the Financing Transactions” and “Conditions to the Consummation of the Tender Offer.”

Expiration Date; Extensions; Termination; Amendment

The Tender Offer will expire at 11:59 p.m., New York City time, on December 4, 2013, unless we extend the Expiration Date in our sole discretion. Our offer to pay the Early Tender Payment will expire at 5:00 p.m., New York City time, on November 19, 2013, unless we extend the Early Tender Deadline in our sole discretion. In the event that we extend the Tender Offer or our offer to pay the Early Tender Payment, the terms “Expiration Date” and “Early Tender Deadline” with respect to such extended Tender Offer or offer to pay the Early Tender Payment shall mean the time and date on which the Tender Offer or offer to pay the Early Tender Payment as so extended will expire. We expressly reserve the right to extend the Tender Offer or the offer to pay the Early Tender Payment from time to time or for such period or periods as we may determine in our sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Information Agent and Tender Agent and by making a public announcement no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date or Early Tender Deadline, as the case may be. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. During any extension of the Tender Offer, all Notes previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by us.

To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, at any time (i) to waive any condition to the Tender Offer, (ii) to amend any of the terms of the Tender Offer, (iii) to terminate the Tender Offer prior to the Expiration Date or (iv) to modify the Early Tender Payment or Tender Offer Consideration, provided that in the event we modify the Early Tender Payment or the Tender Offer Consideration, the Tender Offer will be extended if necessary such that the Early Tender Deadline and the Expiration Date are at least ten business days from the date of such modification. Any waiver, amendment, modification or termination of the Tender Offer will apply to all Notes tendered pursuant to the Tender Offer. If we make a material change in the terms of the Tender Offer or waive a material condition of the Tender Offer, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Information Agent and Tender Agent and will disseminate additional offer documents and extend the Tender Offer to the extent required by law.

Prior to the Expiration Date, we also reserve the right to terminate the Tender Offer if any condition of the Tender Offer is not satisfied. Following the Early Settlement Date, the Company’s obligation to accept for purchase, and to pay for, all other Notes validly tendered on or prior to the Expiration Date shall be conditioned only upon satisfaction of clause (b)(i) of the General Conditions. In the event that the Tender Offer is terminated or otherwise not completed, the Early Tender Payment and Tender Offer Consideration will not be paid or become payable.

There can be no assurance that the Company will exercise its right to extend the Expiration Date or the Early Tender Deadline.

No Appraisal or Similar Rights

Neither the Indenture nor applicable law gives the Holders any appraisal or similar rights to request a court or other person to value their outstanding Notes in connection with the Tender Offer.

CERTAIN CONSIDERATIONS

You should consider carefully the following considerations, in addition to the other information in this Offer to Purchase (including the Letter of Transmittal), before deciding whether to participate in the Tender Offer.

Limited Trading Market

The Notes are not listed on any national or regional securities exchange. To the extent that Notes are traded, prices for the Notes may fluctuate greatly depending on the trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Notes that are tendered and accepted for purchase in the Tender Offer will cease to be outstanding and will be cancelled. To the extent that fewer than all of the Notes are purchased in the Tender Offer, the trading market for the Notes would become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, market prices for Notes that are not purchased may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Tender Offer reduces the float. The reduced float may also tend to make market prices more volatile. Holders of Notes not purchased in the Tender Offer may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following consummation of the Tender Offer. The extent of the market for the Notes following consummation of the Tender Offer will depend upon, among other things, the remaining outstanding principal amount of Notes after the Tender Offer, the number of beneficial owners remaining at such time and the interest in maintaining a market in such Notes on the part of securities firms and other factors. We cannot assure you that a market for any Notes that remain outstanding following consummation of the Tender Offer will exist or be sustained. Nothing contained in the Tender Offer will prevent us from exercising our rights under the Indenture to defease or satisfy or otherwise discharge our obligations with respect to the Notes by depositing cash and/or securities with the Trustee in accordance with the terms of the Indenture.

Subsequent Acquisitions of Notes

The Notes are redeemable as of the date hereof at a redemption price equal to 108.625% of the principal amount of the Notes to be redeemed. We currently intend to satisfy and discharge the Indenture in accordance with its terms on the Early Settlement Date by depositing the redemption price in trust.

Whether or not the Tender Offer is consummated, the Company or its affiliates may from time to time acquire Notes other than pursuant to the Tender Offer through open market or privately negotiated transactions, through one or more additional tender or exchange offers, by redemptions under the terms of the Indenture or otherwise, upon such terms and conditions and at such prices as the Company or such affiliates may determine, which may be more or less than the prices to be paid pursuant to the Tender Offer and could be for cash or other consideration.

Tax Matters

See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax consequences of the Tender Offer.

Conditions of the Consummation of the Tender Offer

The closing of the Tender Offer is subject to the satisfaction or waiver of certain conditions, including the Financing Condition. See “Conditions to the Consummation of the Tender Offer.” There can be no assurance that the Tender Offer will be consummated or that any failure to consummate the Tender Offer will not have a negative effect on the market price and liquidity of the Notes.

Consideration

The consideration offered to purchase the Notes does not reflect any independent valuation of such Notes and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Tender Offer. We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration offered for the Notes. If you tender your Notes, you may or may not receive more than, or as much value as, if you choose to keep them.

PURPOSE AND BACKGROUND OF THE TENDER OFFER

The principal purpose of the Tender Offer is to acquire all of the outstanding Notes in connection with the Financing Transactions (as defined below). We currently intend to satisfy and discharge the Indenture in accordance with its terms on the Early Settlement Date by depositing the redemption price in trust.

We currently intend, but are not obligated, to obtain funds for the Tender Offer from the proceeds of the Financing Transactions. See “Conditions to the Consummation of the Tender Offer.”

We are not making any recommendation to Holders as to whether to tender or refrain from tendering all or any portion of Notes. You must decide whether to tender Notes, and if tendering, the amount of Notes to tender. You are urged to review carefully all of the information contained in this Offer to Purchase before making a decision as to whether to tender Notes.

DESCRIPTION OF THE FINANCING TRANSACTIONS

In connection with the Tender Offer and in an effort to satisfy the Financing Condition, the Company intends to obtain new debt financing, which may include bank financing, in an aggregate amount that is sufficient to pay the Total Consideration or the Tender Offer Consideration, as applicable, to each of Holder of Notes accepted for purchase, on terms and conditions satisfactory to the Company in its sole discretion, and to satisfy and discharge the Indenture in accordance with its terms on the Early Settlement Date by depositing the redemption price in trust (the “Financing Transactions”). The net proceeds of the Financing Transactions will be used, among other things, to fund the purchase or redemption, as the case may be, of the Notes, and pay related fees and expenses. The Total Consideration and the fees and expenses of the Tender Offer are expected to be paid with the proceeds of the Financing Transactions. See “Purpose and Background of the Tender Offer.” No assurances can be given that the Company will in fact complete the Financing Transactions. Consummation of the Tender Offer is expressly contingent upon, among other things, the consummation by the Company of the Financing Transactions. See “Conditions to the Consummation of the Tender Offer.”

PROCEDURES FOR TENDERING NOTES

In order to participate in the Tender Offer, you must validly tender your Notes to the Information Agent and Tender Agent as described below. It is your responsibility to validly tender your Notes. We have the right to waive any defects in our sole discretion. However, we are not required to waive defects and are not required to notify you of defects in your tender. A waiver of any defect with respect to the tender of one Note or with respect to one Holder shall not constitute a waiver of the same or any other defect with respect to the tender of any other Note or any other Holder, respectively. Further, a defective tender of Notes (which defect is not waived by the Company) will not constitute a valid delivery of the Notes and will not entitle the Holder thereof to any payment pursuant to the Tender Offer.

If you need help in tendering your Notes, please contact the Information Agent and Tender Agent, whose address and telephone numbers are listed on the back cover page of this Offer to Purchase.

Need for Guarantee of Signature. A recognized participant (a “Medallion Signature Guarantee”) in the Securities Transfer Agents Medallion Program must guarantee signatures on a Letter of Transmittal unless the Notes tendered thereby are tendered (a) by the registered Holder of those Notes and that Holder has not completed either of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a firm that is a member of a registered national securities exchange or the Financial Institution Regulatory Authority or is a commercial bank or trust company having an office in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. We refer to such firms, banks and trust companies as “Eligible Institutions.”

Book-Entry Delivery of the Notes; Tender through ATOP. All of the Notes were issued in book-entry form, and all of the Notes are currently represented by one or more global certificates registered in the name of a nominee of DTC. We have confirmed with DTC that the Notes may be tendered using the ATOP procedures instituted by DTC. DTC participants may electronically transmit their acceptance of the Tender Offer by causing DTC to transfer their outstanding Notes to the Information Agent and Tender Agent using the ATOP procedures. In connection with each book-entry transfer of Notes to the Information Agent and Tender Agent, DTC will send an agent’s message (the “Agent’s Message”) to the Information Agent and Tender Agent, which, in turn, will confirm its receipt of the book-entry transfer (a “Book-Entry Confirmation”). The Agent’s Message is transmitted by DTC to, and received by, the Information Agent and Tender Agent and forms a part of the Book-Entry Confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the terms of the Tender Offer and that the Company may enforce such agreement against the participant.

By using the ATOP procedures to tender Notes, you will not be required to deliver the Letter of Transmittal to the Information Agent and Tender Agent. However, you will be bound by its terms just as if you had signed it.

Although delivery of the Notes will be effected through book-entry at DTC, an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must be transmitted to and received by the Information Agent and Tender Agent on or prior to the

Early Tender Deadline in order to be eligible to receive the Total Consideration, or the Expiration Date, in order to be eligible to receive the Tender Offer Consideration, at its address set forth on the back cover of this Offer to Purchase. Delivery of such documents to DTC does not constitute delivery to the Information Agent and Tender Agent.

Backup Withholding. To prevent backup U.S. federal income tax withholding, each tendering U.S. Holder of Notes (as defined in “Certain U.S. Federal Income Tax Considerations”) must (i) provide the withholding agent with such U.S. Holder’s correct taxpayer identification number (“TIN”) and certify that such U.S. Holder is not subject to backup U.S. federal income tax withholding by completing IRS Form W-9 (included in the Letter of Transmittal) or (ii) otherwise establish a basis for exemption from backup withholding to the satisfaction of the withholding agent. Each Non-U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations”) must submit an appropriate, properly executed IRS Form W-8 to avoid backup withholding.

General. The tender of Notes pursuant to the Tender Offer by the procedures set forth above will constitute an agreement between the tendering Holder and the Company in accordance with the terms and subject to the conditions of the Tender Offer.

By tendering Notes through book-entry transfer as described in this Offer to Purchase, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder acknowledges receipt of this Offer to Purchase and (i) sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Notes tendered thereby, (ii) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Notes and the Indenture), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Information Agent and Tender Agent as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Information Agent and Tender Agent also acts as an agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Information Agent and Tender Agent will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Total Consideration or the Tender Offer Consideration, as the case may be, for any tendered Notes that are purchased by the Company).

You must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to tender your Notes.

The Holder, by tendering its Notes, represents and warrants that the Holder has full power and authority to tender, sell, assign and transfer the Notes tendered, and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The Holder will, upon request, execute and deliver any additional documents deemed by the Information Agent and Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered. All authority conferred or agreed to be conferred by tendering the Notes through book-entry transfer shall survive the death or incapacity of the tendering Holder and every obligation of such Holder incurred in connection with its tender of its Notes shall be binding upon such Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

We will not be required to pay for Notes tendered pursuant to the Tender Offer unless those Notes are validly tendered and accepted by us for purchase. Similarly, we will be able to retain Notes that have been tendered if you do not validly comply with the procedures to withdraw the Notes. We will have the right to decide whether a tender or withdrawal was made validly and our decision will be final. You should note the following with respect to the Tender Offer:

•                  If we determine you have not validly tendered your Notes, or have not validly complied with the procedures to withdraw Notes previously tendered, you will have to correct the problem in the time period we determine.

•                  Neither we nor the Information Agent and Tender Agent is under any obligation to advise you of any defect in your tender or withdrawal.

•                  We have the right, in our sole discretion, to waive any defect in the tender or withdrawal of Notes, and we may waive a defect with respect to one Holder and not another or with respect to some Notes and not other Notes.

If we determine in our sole discretion you have not validly tendered your Notes and we determine in our sole discretion not to waive such defective tender, such Notes will be returned to you at our expense via a credit to the appropriate DTC account promptly following the Expiration Date or the termination of the Tender Offer.

Holders wishing to participate in the Tender Offer must tender their Notes in accordance with the procedures set forth under this section prior to the Early Tender Deadline or Expiration Date, as applicable.

ACCEPTANCE OF OUTSTANDING NOTES FOR PURCHASE; PAYMENT FOR NOTES

If the conditions to the Tender Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept for purchase, after the Early Tender Deadline or the Expiration Date, as the case may be, all Notes that, at such time, have been validly tendered (or defectively tendered if we waive any such defect) pursuant to the Tender Offer, and not validly withdrawn. We will accept the Notes for purchase by notifying the Information Agent and Tender Agent of our acceptance, whereupon the Early Tender Payment, if any, related to the Notes will also become payable by us. The notice may be oral if we promptly confirm it in writing.

If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer, such Notes will be returned to the tendering Holder via a credit to an account maintained at DTC, designated by the DTC participant who so delivered such Notes to the Information Agent and Tender Agent, promptly following the Expiration Date or the earlier termination of the Tender Offer.

We will pay for Notes that we have accepted for purchase by wiring to DTC on the Early Settlement Date or Final Settlement Date, as applicable, funds sufficient to pay the full amount of the Total Consideration or Tender Offer Consideration (as applicable) that we then owe to the Holders plus cash in the amount of the interest accrued on the purchased Notes from the last interest payment date to, but not including, such Settlement Date. We will not be responsible for any mistakes or delays made by DTC or its participants in distributing the Total Consideration or Tender Offer Consideration (as applicable) or the accrued interest on the Notes to the persons entitled thereto, and no additional interest will be payable because of any such mistake or delay.

We intend to accept for purchase on the Early Settlement Date any and all Notes validly tendered pursuant to the Tender Offer prior to the Early Tender Deadline and not validly withdrawn prior to the Withdrawal Deadline, and we intend to accept for purchase promptly following the Expiration Date any and all other Notes validly tendered (and not validly withdrawn) after the Early Tender Deadline but prior to the Expiration Date. However, if the conditions to the consummation of the Tender Offer are not satisfied, we have the right to retain such Notes without accepting them or without paying for them until the conditions are satisfied. If we cause the Information Agent and Tender Agent to hold such Notes, we must comply with Rule 14e-1 under the Exchange Act, which requires us to pay for all tendered Notes or return the Notes promptly after termination or withdrawal of the Tender Offer.

We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase any Notes tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve us of our obligations under the Tender Offer or prejudice the rights of tendering Holders to receive the Total Consideration or Tender Offer Consideration (as applicable) pursuant to the Tender Offer.

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Dealer Manager, the Information Agent and Tender Agent or the Company or, except as indicated in the instructions to the Letter of Transmittal, to pay transfer taxes with respect to the purchase of their Notes; however, such Holders may be obligated to pay commissions to their own brokers or other agents. The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to Holders and in handling or forwarding tenders of Notes by their customers. Notwithstanding anything herein to the contrary, the payments to Holders will be made net of any withholding or backup withholding that is required to be imposed pursuant to applicable law. See “Certain U.S. Federal Income Tax Considerations.”

WITHDRAWAL OF TENDERS

You may withdraw Notes that you have tendered for purchase at any time before the Withdrawal Deadline but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law.

For a withdrawal of a tender of Notes to be effective, a notice of withdrawal in the form of a “Request Message” transmitted through ATOP must be received by the Information Agent and Tender Agent prior to the Withdrawal Deadline. Any such notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Notes and otherwise comply with the ATOP procedures. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

Withdrawals of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Properly withdrawn Notes may, however, be retendered and redelivered, respectively, following one of the procedures for tendering Notes described above at any time prior to the Expiration Date. You will not be entitled to the Early Tender Payment if you re-tender Notes after the Early Tender Deadline.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal of tenders will be determined by us, in our sole discretion (and our determination shall be final and binding). Neither the Company, the Dealer Manager, the Information Agent and Tender Agent, the Trustee, the Collateral Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders, or will incur any liability for failure to give any such notification.

CONDITIONS TO THE CONSUMMATION OF THE TENDER OFFER

Notwithstanding any other provision of the Tender Offer, our obligation to accept for purchase, and to pay for, any Notes validly tendered and not validly withdrawn pursuant to the Tender Offer, or to make the Early Tender Payment, is conditioned upon the following having occurred or been satisfied or having been waived by us:

(i)        The Company shall have (a) completed the Financing Transactions and (b) received the net proceeds from the Financing Transactions sufficient to pay the Total Consideration or Tender Offer Consideration, as applicable, for all the tendered Notes, and to satisfy and discharge the Indenture in accordance with its terms on the Early Settlement Date by depositing the redemption price in trust, plus all fees and expenses incurred in connection with the Tender Offer (each of (a) and (b) together constitute the “Financing Condition”); and

(ii)       the following shall not have occurred, or if we shall have become aware of any of the following or if any of the following exists on the date of this Offer to Purchase, we shall not have become aware of a material worsening (the “General Conditions”):

(a)      any instituted, threatened or pending legal or administrative proceeding or investigation that could, in our reasonable judgment, prohibit, prevent, restrict or delay closing or otherwise adversely affect our ability to close the Tender Offer;

(b)      an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, or the occurrence of any other event that, in each case in our reasonable judgment, (i) prohibits, prevents, restricts or delays the consummation of the Tender Offer or places material restrictions on the Tender Offer, (ii) is, or is likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its affiliates and its subsidiaries or (iii) otherwise adversely affects our ability to realize the contemplated benefits from the Tender Offer;

(c)       the Trustee under the Indenture objects to the terms of the Tender Offer, or the Trustee takes any other action that could, in our sole judgment, adversely affect the consummation of the Tender Offer;

(d)      any suspension of trading in securities in the U.S. financial or capital markets;

(e)       any material change in the trading price of the Notes or the market for such Notes;

(f)       any change or development, including a prospective change or development, in the general economic, financial, currency exchange or market conditions in the United States or abroad or, in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof, that, in our reasonable judgment, has or may likely have a material adverse effect on the market price of the Notes or upon trading in the Notes or the value of the Notes to the Company, its affiliates or its subsidiaries;

(g)       any moratorium or other suspension or limitation that, in our reasonable judgment, will affect the ability of banks to extend credit or receive payments;

(h)      a material impairment, in our reasonable judgment, in the trading market for debt securities;

(i)        any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

(j)        the commencement or escalation of a war or armed hostilities involving the United States (including acts of terrorism) or any other calamity or crisis or any change in political, financial or economic conditions.

If the preceding conditions are satisfied or waived prior to the Early Settlement Date and such settlement occurs, our obligation to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer after the Early Tender Deadline but prior to the Expiration Date shall be conditioned only upon satisfaction or waiver of the General Conditions described in clause (ii) above.

The foregoing conditions are for our sole benefit and may be asserted by us, in our sole discretion, in relation to the Tender Offer, regardless of the circumstances giving rise to any such condition (including any action or inaction on our part). We will have the right (but not the obligation) to waive any of the preceding conditions and to consummate the Tender Offer. Neither you nor any other person who tenders Notes for purchase will have the ability to prevent us from waiving a condition or will have the ability to withdraw Notes tendered if we waive any of the foregoing conditions. We also have the right to determine whether or not any of the conditions were satisfied and to terminate or extend the Tender Offer if any condition of the Tender Offer was not satisfied. Our decision as to whether or not a condition was satisfied will be final and binding, and you will have no right to disagree with our conclusions.

Notwithstanding any other provisions of the Tender Offer, we have the right, in our sole discretion, to terminate the Tender Offer at any time and for any reason. In such event, we will provide notice by public announcement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY YOU FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER U.S. FEDERAL TAX LAW; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of certain U.S. federal income tax consequences of the receipt of the Tender Offer Consideration and Early Tender Payment, as applicable, pursuant to the Tender Offer to beneficial owners of Notes that validly tender their Notes. This summary is based upon existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This summary is not a complete description of all tax considerations related to the Tender Offer and does not discuss all aspects of U.S. federal income taxation that may be important to particular beneficial owners of Notes in light of their individual circumstances or the U.S. federal income tax consequences to beneficial owners subject to special treatment under U.S. federal income tax laws, such as banks and other financial institutions, broker-dealers, S corporations, partnerships (including any entity treated as a partnership for U.S. federal income tax purposes), other pass-through entities or their owners, insurance companies, dealers or traders in securities or foreign currency, regulated investment companies, real estate investment trusts, investors that have elected mark-to-market accounting, tax-exempt organizations, individual retirement accounts or other tax-deferred accounts, U.S. expatriates or former long-term residents of the United States or entities subject to the U.S. anti-inversion rules, persons subject to the alternative minimum tax, persons that hold the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment consisting of Notes and one or more other positions, persons that acquire Notes in connection with employment or other performance of services, or U.S. Holders, as defined below, that have a “functional currency” other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary also does not address tax consequences relevant to tendering beneficial owners of Notes that provide financing to the Company in the Financing Transactions. In addition, this summary does not discuss any foreign, state, or local tax consequences, or any U.S. federal tax consequences (including, without limitation, estate or gift taxes) other than U.S. federal income tax consequences. This summary assumes that Holders hold their Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that are beneficial owners of Notes, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of the Tender Offer.

As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  an entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The term “Non-U.S. Holder” means a beneficial owner of Notes that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not a U.S. Holder.

We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made or the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements or conclusions. This summary is for general information purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of Notes. Each Holder (including any Holder that does not tender its Notes) is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Tender

Offer.

Certain U.S. Federal Income Tax Consequences to U.S. Holders that Tender Notes Pursuant to the Tender Offer

Sale of Notes Pursuant to the Tender Offer

The sale of a Note for cash pursuant to the Tender Offer will be a taxable transaction for a selling U.S. Holder for U.S. federal income tax purposes. Subject to the discussion below of the “market discount” rules and the possible treatment of the Early Tender Payment, a U.S. Holder generally will recognize capital gain or loss upon the sale of a Note in an amount equal to the difference between (1) the amount of cash received as consideration in exchange for such Note (other than any portion of the amounts received that are attributable to accrued but unpaid interest, if any, which amounts will be taxable as ordinary interest income if such interest has not been previously taxed), and (2) such U.S. Holder’s adjusted tax basis in the tendered Note at the time of the sale. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount paid for the Note by such U.S. Holder, increased by any market discount previously included in gross income at the U.S. Holder’s election as it accrued (as discussed below), reduced (but not below zero) by any amortizable bond premium previously amortized or deducted, and reduced by any cash payments (other than payments of stated interest) received by such U.S. Holder with respect to the Note. Any capital gain or loss recognized on the sale of a Note pursuant to the Tender Offer will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations. Each U.S. Holder should consult its own tax advisor regarding additional tax consequences of the purchase of a Note with amortizable bond premium.

Market Discount

Generally, a Note has “market discount” in the hands of a U.S. Holder (other than a U.S. Holder that purchased the Note at its original issue) if its stated redemption price at maturity exceeded its tax basis in the hands of a U.S. Holder immediately after its acquisition by the U.S. Holder, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to a Note acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Note was held by such U.S. Holder. This rule will not apply to a U.S. Holder who previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors as to the portion of their gain, if any, that would be taxable as ordinary income under these provisions.

Early Tender Payment

Although it is not free from doubt, the Company intends to take the position that the Early Tender Payment is additional consideration for the Notes.  No assurance can be given, however, that this position, if challenged, would be sustained.  For instance, it is possible that the IRS would take the position that all or a portion of the Early Tender Payment should be treated as a separate fee that would be subject to tax as ordinary income (rather than as sale proceeds).  U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax treatment of an Early Tender Payment.

Additional Tax on Net Investment Income

Certain U.S. holders that are individuals, estates or trusts will be required to pay up to an additional 3.8% tax on interest and capital gains for taxable years beginning after December 31, 2012. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such additional tax on the ownership and disposition of the Notes.

Backup Withholding and Information Reporting

In general, the rules relating to backup withholding and information reporting will apply to payments received with respect to the Notes (including the Early Tender Payment). A U.S. Holder may be subject to backup withholding with respect to amounts received pursuant to the Tender Offer (including the Early Tender Payment) unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, establishes such exemption, or (ii) provides a correct TIN, certifies that it is not currently subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. Holder should provide its TIN and certify that it is not currently subject to backup withholding by completing and submitting an IRS Form W-9 (included in the Letter of Transmittal) to avoid backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders that Tender Notes Pursuant to the Tender Offer

Sale of Notes Pursuant to the Tender Offer

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale of a Note pursuant to the Tender Offer unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Holder is an individual who is present in the United States for periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met, in which case such Non-U.S. Holder generally will be subject to a 30% U.S. federal income tax (or at a reduced rate under an applicable income tax treaty) on any gain recognized, which may be offset by certain U.S. source losses. Any gain on the Notes that is described in clause (i), above, generally will be taxed as discussed below under “— Effectively Connected Income.”

Accrued but Unpaid Interest

Any amounts received by a Non-U.S. Holder that are attributable to accrued but unpaid interest generally will not be subject to U.S. federal income or withholding tax, provided such interest is not effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder and (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of our capital or profits interests entitled to vote, (ii) such Non-U.S. Holder is not a “controlled foreign corporation” with respect to which the Company is a related person within the meaning of the Code, (iii) such Non-U.S. Holder is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code and (iv) either (A) such Non-U.S. Holder certifies to us or our paying agent under penalties of perjury (on IRS Form W-8BEN or an applicable substitute or successor form) that it is not a “United States person” for U.S. federal income tax purposes or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Notes and provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable IRS Form W-8 (or a suitable substitute) has been received by it from the Non-U.S. Holder or qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a Note held in an offshore account or through certain foreign intermediaries.  If any requirement listed above is not met, payments attributable to accrued interest that is not effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax (generally through withholding by our paying agent) at a 30% rate unless such Non-U.S. Holder is able to claim a valid exemption from or reduction in withholding tax under an income tax treaty and provides a properly executed IRS Form W-8BEN (or applicable substitute or successor form). If the interest is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder, then the Non-U.S. Holder generally will be taxed as discussed below under “— Effectively Connected Income.”

Early Tender Payment

Although it is not free from doubt, the Company intends to take the position that the Early Tender Payment is additional consideration for the Notes.  No assurance can be given, however, that this position, if challenged, would be sustained.  Non-U.S. Holders should consult their own tax advisors regarding the tax treatment of an Early Tender Payment.

Effectively Connected Income

If any amount paid to a Non-U.S. Holder pursuant to the Tender Offer is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such amount in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if the Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a branch profits tax on its effectively connected earnings and profits at a rate of 30% or lower applicable treaty rate. If the amount paid to a Non-U.S. Holder pursuant to the Tender Offer is effectively connected income (whether or not a treaty applies), the 30% U.S. federal withholding tax described above generally will not apply if such Non-U.S. Holder timely provides a properly executed IRS Form W-8ECI.

Backup Withholding and Information Reporting

A payment to a Non-U.S. Holder attributable to accrued and unpaid interest and the amount of tax, if any, withheld from such interest payment must be reported annually to the IRS and to such Non-U.S. Holder. These information reporting requirements apply even if withholding was not required because of a treaty or Code exception or if any amount withheld was repaid to the payee. Copies of the information returns reporting those payments of interest may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Provided that a Non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, the Non-U.S. Holder generally will not be subject to backup withholding tax unless the payor knows or has reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the proceeds are as follows:

•                  If the proceeds are paid to or through the United States office of a broker, a Non-U.S. Holder generally will be subject to backup withholding tax and information reporting unless the Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (usually on IRS Form W-8BEN) or otherwise establishes an exemption.

•                  If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have one of certain specified United States connections, a Non-U.S. Holder generally will not be subject to backup withholding tax or information reporting.

•                  If the proceeds are paid to or through a Non-United States office of a broker that is a United States person or that has one of the specified connections, a Non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding tax), unless the Non- United States Holder certifies under penalties of perjury that it is not a United States person (usually on IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against the Non- United States Holder’s United States federal income tax liability,

provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-Tendering Beneficial Owners

The Tender Offer generally should not generate any U.S. federal income tax consequences to beneficial owners of Notes that do not tender any Notes in the Tender Offer.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TENDER OFFER.

THE DEALER MANAGER AND THE INFORMATION AGENT AND TENDER AGENT

Dealer Manager

We have engaged Goldman, Sachs & Co. to act as the Dealer Manager in connection with the Tender Offer. In this capacity, Goldman, Sachs & Co. may contact Holders or beneficial owners of the Notes regarding the Tender Offer and may ask brokers, dealers, commercial banks and others to mail this document and other materials to beneficial owners of the Notes.

At any given time, Goldman, Sachs & Co. and its affiliates may trade the Notes or any other securities of ours for their own accounts, or for the accounts of their customers, and accordingly, may hold a long or short position in the Notes or those other securities. Goldman, Sachs & Co. and its affiliates are not obligated to make a market in the Notes. Goldman, Sachs & Co. and its affiliates may also tender any Notes into the Tender Offer that they may hold or acquire, but are under no obligation to do so.

We have agreed to indemnify Goldman, Sachs & Co. and its affiliates for liabilities they may incur as a result of Goldman, Sachs & Co. acting as Dealer Manager, including liabilities to which they may be subject under securities laws. In addition, we have agreed to pay the Dealer Manager customary fees and to reimburse the Dealer Manager for reasonable out of pocket expenses.

Goldman, Sachs & Co. and its affiliates have engaged in various transactions with, and from time to time have provided investment banking, financial advisory and general financing services for, us and our affiliates in the ordinary course of their business, for which Goldman, Sachs & Co. and its affiliates have received customary fees, commissions and reimbursements of expenses. Goldman, Sachs & Co. and its affiliates may also engage in various transactions or perform such services for us and our affiliates in the future, including the Financing Transactions. Goldman, Sachs & Co., or one of its affiliates, will be an initial purchaser, lender and arranger or otherwise participate in similar roles in connection with the Financing Transactions.

Allocations in the concurrent Financing Transactions will be determined by the issuer and the agents in their sole discretion based on a number of different factors, which may include an assessment of an investor’s long-term interest in owning the issuer’s debt instruments and the size and timing of such investor’s indication of interest in the concurrent offering and this Tender Offer.  However, neither the issuer nor such agents are obligated to consider participation in this Tender Offer in making an allocation determination with respect to any particular investor.

Any Holder that has questions concerning the terms of the Tender Offer may contact the Dealer Manager at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Information Agent and Tender Agent

We have retained D.F. King & Co., Inc. as the Information Agent and Tender Agent for the Tender Offer. We will pay the Information Agent and Tender Agent customary fees for its services and reimburse the Information Agent and Tender Agent for its reasonable expenses. We have also agreed to indemnify the Information Agent and

Tender Agent for liabilities it may incur in its capacity as such.

Miscellaneous

In connection with the Tender Offer, our directors and officers may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These directors and officers will not be specifically compensated for these services. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

The Tender Offer is being made to all Holders. The Company is not aware of any jurisdiction in which the Tender Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the Tender Offer would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Tender Offer will not be offered to (nor will tenders of Notes be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

Neither we nor Goldman, Sachs & Co. or D.F. King & Co., Inc. have authorized any other person to provide you with any information other than that contained or incorporated by reference in this Offer to Purchase or in the Letter of Transmittal. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that other persons may give you.

None of the Company, the Dealer Manager, the Information Agent and Tender Agent, the Trustee, the Collateral Agent or any of our or their respective affiliates makes any recommendation to any Holder as to whether to tender Notes. Holders must make their own decision as to whether to tender Notes.

The Information Agent and Tender Agent for the Tender Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Attn: Elton Bagley

By Facsimile Transmission:

(212) 709-3328 (for eligible institutions only)

To Confirm Receipt of Facsimile by Telephone:

(212) 493-6996

Any questions regarding procedures for tendering Notes or requests for additional copies of this

Offer to Purchase should be directed to the Information Agent:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers, Call:

(212) 269-5550

All Others Call:

(800) 207-3158

Email: goodsam@dfking.com

The Dealer Manager for the Tender Offer is:

Goldman, Sachs & Co.
200 West Street
New York, NY 10282
Attn: Liability Management Group
(800) 828-3182 (Toll Free)
(212) 357-0215 (Collect)

Any questions regarding the terms of the Tender Offer may be directed to the Dealer Manager, and requests for additional copies of documentation related to the Tender Offer, requests for copies of the Indenture and any questions or requests for assistance in tendering may be directed to the Information Agent and Tender Agent. Holders of Notes may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Tender Offer. [Type a quote from the document or the summary of an interesting point. You can position the text box anywhere in the document. Use the Text Box Tools tab to change the formatting of the pull quote text box.]